Exhibit 12.1

September 5, 2019

Board of Directors

B2Digital, Incorporated

4522 West Village Drive, Suite 215

Tampa, Florida 33624

Gentlemen:

I have acted, at your request, as outside securities counsel to B2Digital, Incorporated, a Delaware corporation (the “Company”), for the purpose of rendering an opinion as to the legality of 600,000,000 shares of Common Stock, par value $0.00001, offered by the Company at $0.0064 per share (the “Shares”), pursuant to an Offering Statement filed under Regulation A of the Securities Act of 1933, as amended, by the Company with the U.S. Securities and Exchange Commission (the "SEC") on Form 1-A, for the purpose of registering the offer and sale of the Shares (the “Offering Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Delaware, to the extent I deem relevant to the matter opined upon herein, certified or purported true copies of the Articles of Incorporation of the Company and all amendments thereto, the Bylaws of the Company, selected proceedings of the board of directors of the Company authorizing the issuance of the Shares, certificates of officers of the Company and of public officials, and such other documents of the Company and of public officials as I have deemed necessary and relevant to the matter opined upon herein. I have assumed, with respect to persons other than directors and officers of the Company, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares are duly authorized and when, as and if issued and delivered by the Company against payment therefore, as described in the offering statement, will be validly issued, fully paid and non-assessable.

I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and I express no opinion with respect thereto. My forgoing opinion is strictly limited to matters of Delaware corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Delaware, as specified herein.

I hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to my firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. I assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ Brian Higley

Brian Higley, Esq.